Ex 99.1

Helius Medical Technologies, Inc. Appoints Paul Buckman to its Board of Directors

NEWTOWN, Pa., September 14, 2021 (GLOBE NEWSWIRE) -- Helius Medical Technologies, Inc. (Nasdaq:HSDT) (“Helius” or the “Company”), a neurotech company focused on neurological wellness, today announced the appointment of Paul Buckman to its Board of Directors, effective September 10, 2021. Mr. Buckman will serve as Chair of the Company’s Audit Committee and as a member of its Compensation and Nominating & Governance Committees.

“Paul is a highly accomplished executive with more than 30 years of experience in the medical device sector, including senior leadership positions at some of the most well-regarded companies in the industry,” said Blane Walter, Chairman of Helius’ Board of Directors. “I am pleased to welcome him to the Helius Board of Directors and look forward to his contributions as we pursue our next phase of growth and development.”

“I am excited to join the Helius Board of Direction at such an important stage in the Company’s history,” said Mr. Buckman. “I believe Helius is uniquely positioned in the market, with a novel and truly differentiated approach to treating underserved patients suffering from chronic, neurological conditions, leveraging its U.S. de novo classification and clearance for the treatment of patients with Multiple Sclerosis and the recent receipt of FDA Breakthrough Device Designation for stroke-induced gait and balance deficits. I look forward to working with my fellow Directors and the Helius leadership team as we build upon the Company’s recent progress and position it for long-term growth and value creation.”

Mr. Buckman is currently the President, North America for LivaNova, PLC (Nasdaq: LIVN), a global medical technology company that designs, develops, manufactures and sells innovative therapeutic solutions in the fields of neuromodulation and cardiovascular disease, a position he has held since 2017. In addition, he currently serves on the Board of Directors of several public and private medical device companies.

Prior to joining LivaNova, Mr. Buckman served as Chief Executive Officer of Conventus-Flower Orthopedics, a privately-held medical device company specializing in orthopedic and wound care products from September 2013 to March 2017. During the course of his 30+ year career in the medical device industry, Mr. Buckman has led numerous companies as the Chief Executive Officer of SentreHEART, Inc., Pathway Medical Technologies, Inc., Devax, Inc., ev3, LLC, and also served as President of the Cardiology division at both St. Jude Medical, Inc. and Boston Scientific Corporation.

Mr. Buckman received a B.B.A. and a M.B.A. from Western Michigan University in Kalamazoo, Michigan.

About Helius Medical Technologies, Inc.

Helius Medical Technologies is a neurotech company focused on neurological wellness. The Company’s purpose is to develop, license and acquire unique and non-invasive platform technologies that amplify the brain’s ability to heal itself. The Company’s first commercial product is the Portable Neuromodulation Stimulator (PoNSTM). For more information, visit www.heliusmedical.com.

About the PoNS™ Device and PoNS Treatment™

The Portable Neuromodulation Stimulator (PoNSTM) is an innovative non-surgical device, inclusive of a controller and mouthpiece, which delivers electrical stimulation to the surface of the tongue to provide treatment of gait deficit. The PoNS device is indicated for use in the United States as a short term treatment of gait deficit due to mild-to-moderate symptoms from multiple sclerosis (“MS”) and is to be used as an adjunct to a supervised therapeutic exercise program in patients 22 years of age and over by prescription only. It is authorized for sale in Canada as a class II, non-implantable, medical device intended as a short term treatment (14 weeks) of gait deficit due to mild and moderate symptoms from MS, and chronic balance deficit due to mild-to-moderate traumatic brain injury (“mmTBI”) and is to be used in conjunction with physical therapy. The PoNSTM is an investigational medical device in Australia (“AUS”) and is currently under premarket review by the AUS Therapeutic Goods Administration.

Investor Relations Contact:

Westwicke on behalf of Helius Medical Technologies, Inc.
Jack Powell, Vice President
investorrelations@heliusmedical.com

Cautionary Disclaimer Statement:

Certain statements in this news release are not based on historical facts and constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact included in this news release are forward-looking statements that involve risks and uncertainties. Forward-looking statements are often identified by terms such as “believe,” “continue,” “will,” “goal,” “aim to” and similar expressions. Such forward-looking statements include, among others, statements regarding the Company’s future growth and operational progress, including its potential for long-term growth and value creation.

There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those expressed or implied by such statements. Important factors that could cause actual results to differ materially from the Company’s expectations include uncertainties associated with the Company’s capital requirements to achieve its business objectives, the impact of the COVID-19 pandemic, the Company’s ability to train physical therapists in the supervision of the use of the PoNS Treatment, the Company’s ability to secure contracts with rehabilitation clinics, the Company’s ability to obtain national Medicare coverage and to obtain a reimbursement code so that the PoNS device is covered by Medicare and Medicaid, the Company’s ability to build internal commercial infrastructure, secure state distribution licenses, build a commercial team and build relationships with Key Opinion Leaders, neurology experts and neurorehabilitation centers, market awareness of the PoNS device, future clinical trials and the clinical development process, manufacturing and supply chain risks, potential changes to the MCIT program resulting from the 60-day deferral of the program implementation, the product development process and FDA regulatory submission review and approval process, other development activities, ongoing government regulation, and other risks detailed from time to time in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and its other filings with the United States Securities and Exchange Commission and the Canadian securities regulators, which can be obtained from either at www.sec.gov or www.sedar.com.

The reader is cautioned not to place undue reliance on any forward-looking statement. The forward-looking statements contained in this news release are made as of the date of this news release and the Company assumes no obligation to update any forward-looking statement or to update the reasons why actual results could differ from such statements except to the extent required by law.